Exhibit 4.1

EXECUTION VERSION

BB&T CORPORATION

AND

U.S. BANK NATIONAL ASSOCIATION

as Trustee

FOURTH SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE

Dated as of September 10, 2008

to

JUNIOR SUBORDINATED INDENTURE

Dated as of August 18, 2005

THIS FOURTH SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE, dated as of September 10, 2008 (this “Fourth Supplemental Indenture”), between BB&T CORPORATION, a North Carolina corporation (the “Corporation”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”) under the Junior Subordinated Indenture, dated as of August 18, 2005, between the Corporation and the Trustee (the “Indenture”).

WHEREAS, the Corporation desires to establish, under the terms of the Indenture, a series of its securities to be known as its Junior Subordinated Debentures (the “Junior Subordinated Debentures”), the form and substance of such Junior Subordinated Debentures and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Fourth Supplemental Indenture;

WHEREAS, under the terms of an Underwriting Agreement, dated as of September 3, 2008 (the “Underwriting Agreement”), among the Corporation, BB&T Capital Trust V (the “Trust”) and the Underwriters named therein (the “Underwriters”), the Trust has agreed to sell to the Underwriters up to $500,000,000 aggregate liquidation amount of its Enhanced Trust Preferred Securities (the “Capital Securities”);

WHEREAS, under the terms of Section 2.5 of the Trust Agreement (as defined herein), the Corporation has committed to purchase all of the Trust’s common securities (the “Trust Common Securities”, and together with the Capital Securities, collectively referred to herein as the “Trust Securities”) with an aggregate liquidation amount of $10,000;

WHEREAS, the Trust proposes to invest the gross proceeds from such offering of Capital Securities, together with the gross proceeds from the issuance and sale by the Trust of the Trust Common Securities, in the Junior Subordinated Debentures, as a result of which the Trust shall purchase up to $500,010,000 aggregate principal amount of the Junior Subordinated Debentures;

WHEREAS, the Corporation has requested that the Trustee execute and deliver this Fourth Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Fourth Supplemental Indenture a valid instrument in accordance with its terms and to make the Junior Subordinated Debentures, when executed by the Corporation and authenticated and delivered by the Trustee, the valid obligations of the Corporation, have been performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Junior Subordinated Debentures by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Junior Subordinated Debentures and the terms, provisions and conditions thereof, the Corporation covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Fourth Supplemental Indenture unless otherwise provided herein;

(b) a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) a reference to a Section or Article is to a Section or Article of this Fourth Supplemental Indenture unless otherwise provided herein;

(e) headings are for convenience of reference only and do not affect interpretation; and

(f) the following terms have the meanings given to them in this Section 1.1:

“APM Commencement Date” means, with respect to any Deferral Period, the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Corporation pays any current interest on the Junior Subordinated Debentures and (ii) the conclusion of 20 consecutive Interest Periods following the commencement of such Deferral Period.

“Bankruptcy Event” means any of the events set forth in Section 5.1(4) or (5) of the Indenture.

“BB&T Capital IV Replacement Capital Covenant” means the replacement capital covenant relating to the Fixed to Floating Rate Junior Subordinated Debentures held by BB&T Capital Trust IV.

“Business Combination” shall have the meaning set forth in Section 2.4(c).

“Business Day” means any day other than (i) a Saturday, Sunday or Federal Reserve holiday and that is not a day on which banking institutions in the City of New York or Winston-Salem, North Carolina are generally authorized or obligated by law or executive order to remain closed, or (ii) a day on which the corporate trust office of the Property Trustee or the Trustee is closed for business; provided that during the Floating Rate Period the day is also a London banking day.

“Calculation Agent” means U.S. Bank National Association, or any other firm appointed by the Corporation, acting as calculation agent for the Junior Subordinated Debentures.

“Capital Securities” has the meaning set forth in the Recitals.

“Capital Stock” for any entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by that entity.

“Common Equity Issuance Cap” has the meaning set forth in Section 2.6(a)(i).

“Corporation” has the meaning set forth in the Preamble.

“Current Stock Market Price” of the Common Stock on any date shall mean (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded, (ii) if the Common Stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Corporation elects pursuant to Section 2.4(a) to defer all or part of any interest payment and ending on the earlier of (i) the conclusion of 40 consecutive Interest Periods following such Interest Payment Date and (ii) the next Interest Payment Date on which the Corporation has paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the Junior Subordinated Debentures.

“Distribution Date” has the meaning set forth in the Trust Agreement.

“Eligible Proceeds” means, with respect to any Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Corporation has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Common Stock or Qualifying Warrants up to the Maximum Share Number, Qualifying Preferred Stock up to the Preferred Stock Issuance Cap or Mandatorily Convertible Preferred Stock up to the Maximum Share Number or the Preferred Stock Issuance Cap to Persons that are not Subsidiaries.

“Fixed Rate Period” has the meaning set forth in Section 2.2.

“Floating Rate Period” has the meaning set forth in Section 2.2.

“Fourth Supplemental Indenture” has the meaning set forth in the Preamble.

“Guarantee Agreement” means the Guarantee Agreement between the Corporation, as guarantor, and U.S. Bank National Association, as guarantee trustee, dated as of September 10, 2008.

“Indenture” has the meaning set forth in the Preamble.

“Intent-Based Replacement Disclosure” means, as to any Qualifying Preferred Stock, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Exchange Act, prior to or contemporaneously with the issuance of such securities, that to the extent that the Qualifying Preferred Stock provides the issuer with rating agency equity credit at the time of redemption or purchase, the issuer shall redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of such redemption or purchase that are as or more equity-like than the securities then being redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date. Notwithstanding the use of the term Intent-Based Replacement Disclosure in the definition of Qualifying Preferred Stock herein, the requirement in such definition that a particular security or the related transaction documents include Intent-Based Replacement Disclosure shall be disregarded and given no force or effect for so long as the Corporation is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

“Interest Payment Date” has the meaning set forth on Section 2.3(b).

“Interest Period” means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, September 10, 2008) to but excluding the next Interest Payment Date.

“Junior Subordinated Debentures” has the meaning set forth in the Recitals.

“LIBOR Interest Determination Date” means the second London banking day preceding each Interest Payment Date in the Floating Rate Period.

“Liquidation Amount” has the meaning set forth in the Trust Agreement.

“London banking day” means a day on which commercial banks are open for business, including dealings in U.S. dollars, in London, England.

“Mandatorily Convertible Preferred Stock” means Preferred Stock with (i) no prepayment obligation on the part of the Corporation, whether at the election of the Holders or otherwise and (ii) a requirement that the Preferred Stock convert into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the Preferred Stock, subject to customary anti-dilution adjustments.

“Make-Whole Redemption Price” means the sum of the present values of the principal amount of the Junior Subordinated Debentures being redeemed and each scheduled payment of interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) from the Redemption Date to and including September 15, 2013, discounted to the Redemption Date from September 15, 2013 or the applicable Interest Payment Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 0.50%.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(i) trading in securities generally (or in the Common Stock or the Qualifying Preferred Stock specifically) on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which the Common Stock and/or the Preferred Stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or market or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;

(ii) the Corporation would be required to obtain the consent or approval of its stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Qualifying APM Securities pursuant to Section 2.6, and the Corporation fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to obtain such consent or approval (including, without limitation, failing to obtain approval for such issuance if required from the Federal Reserve after having given notice to the Federal Reserve as required under Section 2.6);

(iii) a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;

(iv) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;

(v) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;

(vi) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities;

(vii) an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying APM Securities would, in the Corporation’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (A) the disclosure of such event at such time, in the Corporation’s reasonable judgment, is not otherwise required by law and would have a material adverse effect on its business or (B) the disclosure relates to a previously undisclosed proposed or pending development or material business transaction, and the Corporation has a bona fide business reason for keeping the same confidential or the disclosure of which would impede the Corporation’s ability to consummate such transaction; provided that no single suspension period described in this clause (vii) shall exceed 90 consecutive days and multiple suspension periods described in this clause (vii) shall not exceed an aggregate of 90 days in any 180-day period with respect to the Corporation’s obligations pursuant to Section 2.6; or

(viii) the Corporation reasonably believes that the offering document for the offer and the sale of Qualifying APM Securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in clause (vii) above) and the Corporation is unable to comply with such rule or regulation or such compliance would be unduly burdensome; provided that no single suspension period described in this clause (viii) shall exceed 90 consecutive days and multiple suspension periods described in this clause (viii) shall not exceed an aggregate of 90 days in any 180-day period with respect to the Corporation’s obligations pursuant to Section 2.6.

“Maturity Date” has the meaning set forth in Section 2.2.

“Maximum Share Number” has the meaning set forth in Section 2.6(a)(v).

“Parity Securities” means debt securities or guarantees of the Corporation that rank upon liquidation of the Corporation on parity with the Junior Subordinated Debentures.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies: (i) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any securities exchange or market on which such securities may be listed or traded) and (ii) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Preferred Stock” means the preferred stock of the Corporation.

“Preferred Stock Issuance Cap” has the meaning set forth in Section 2.6(a)(ii).

“Qualifying APM Securities” means Common Stock, Qualifying Preferred Stock and Qualifying Warrants, provided that the Corporation may, without the consent of the holders of the Capital Securities or the Junior Subordinated Debentures, amend this definition of Qualifying APM Securities to eliminate Common Stock or Qualifying Warrants (but not both) from the definition if, after September 10, 2008, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards followed by the Corporation becomes effective such that there is more than an insubstantial risk that failure to eliminate Common Stock or Qualifying Warrants from the definition would result in a reduction in the Corporation’s earnings per share as calculated in accordance with generally accepted accounting principles.

“Qualifying Preferred Stock” means the Corporation’s non-cumulative perpetual preferred stock that (i) ranks pari passu with or junior to the Corporation’s other preferred stock, (ii) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than Permitted Remedies, and (iii)(A) is subject to Intent-Based Replacement Disclosure and has a provision that prohibits the Corporation from making any distributions thereon upon the Corporation’s failure to satisfy one or more of the financial tests set forth therein, or (B) is subject to a Qualifying Replacement Capital Covenant.

“Qualifying Replacement Capital Covenant” means a replacement capital covenant that is substantially similar to the BB&T Capital Trust IV Replacement Capital Covenant or a replacement capital covenant, as identified by the Corporation’s Board of Directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of the BB&T Capital Trust IV Replacement Capital Covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the company and its subsidiaries from redeeming or purchasing a series of the Corporation’s non-cumulative perpetual preferred stock except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption or purchase that are as or more equity-like than the securities then being redeemed or purchased within the 180-day period prior to the applicable redemption or purchase date.

“Qualifying Warrants” means net share settled warrants to purchase the Common Stock that (i) have an exercise price greater than the Current Stock Market Price of the Common Stock as of the date the Corporation agrees to issue the warrants, and (ii) the Corporation is not entitled to redeem for cash and the holders of which are not entitled to require the Corporation to repurchase for cash in any circumstances. If the Corporation issues Qualifying Warrants, the Corporation shall be required to use commercially reasonable efforts, subject to the Common Equity Issuance Cap, to set the terms of such Qualifying Warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest on the Junior Subordinated Debentures in accordance with Section 2.6. The Corporation intends that any Qualifying Warrants issued in accordance with Section 2.6 shall have exercise prices at least 10% above the Current Stock Market Price of the Common Stock on the date of issuance.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Corporation (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Junior Subordinated Debentures, which amendment, clarification or change results in:

(i) the shortening of the length of time the Junior Subordinated Debentures are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the issue date of the Capital Securities; or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Junior Subordinated Debentures by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the issue date of the Capital Securities.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra Service (or such other page as may replace “LIBOR01” on the service or any successor service) for the purpose of displaying the London Inter-Bank offered rates of major banks for U.S. dollars.

“Senior Debt” has the meaning set forth in Section 4.1.

“Subsidiary” means, with respect to any Person:

(i) any corporation or company a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person (a “subsidiary”), by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person;

(ii) any partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership; or

(iii) any partnership, limited liability company or other Person in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination, have (x) at least a majority ownership interest or (y) the power to elect or appoint or direct the election or appointment of the managing partner or member of such Person or, if applicable, a majority of the directors or other governing body of such Person.

“Tax Event” means, for purposes of the Junior Subordinated Debentures, the Corporation has requested and received an Opinion of Counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or issued or becomes effective after September 3, 2008;

(ii) proposed change in those laws or regulations that is announced after September 3, 2008;

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after September 3, 2008; or

(iv) threatened challenge asserted in connection with an audit of the Trust, the Corporation or its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Debentures or the Capital Securities, there is more than an insubstantial risk that:

(A)	the Trust is, or shall be, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,

(B)	interest payable by the Corporation on the Junior Subordinated Debentures is not, or shall not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes, or

(C)	the Trust is, or shall be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions. On the LIBOR Interest Determination Date, the Calculation Agent or its affiliate shall determine the Three-Month LIBOR Rate which shall be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date. If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent or its affiliate shall request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars for the period of three months, commencing on the applicable interest payment date in the floating rate period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate shall be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month

LIBOR Rate shall be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent or its affiliate for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date shall be the rate in effect on that LIBOR Interest Determination Date.

“Trading Day” means a day on which the Common Stock is traded on The New York Stock Exchange, or if not then listed on The New York Stock Exchange, a day on which the Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which the Common Stock is quoted in the over-the-counter market.

“Treasury Dealer” means Merrill Lynch Government Securities Inc. (or its successor) or, if Merrill Lynch Government Securities Inc. (or its successor) refuses to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price or ceases to be a primary U.S. government securities dealer, another nationally recognized investment banking firm that is a primary U.S. government securities dealer specified by the Corporation for these purposes.

“Treasury Price” means the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal in the table entitled “Treasury Bonds, Notes and Bills,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price shall instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.

“Treasury Rate” means the quarterly equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Junior Subordinated Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trust” has the meaning set forth in the Recitals.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of September 10, 2008, among the Corporation, as Depositor, U.S. Bank National Association, as the Property Trustee, Wilmington Trust Corporation, as the Delaware Trustee, and the Administrative Trustees.

“Trust Common Securities” has the meaning set forth in the Recitals.

“Trustee” has the meaning set forth in the Preamble.

“Trust Securities” has the meaning set forth in the Recitals.

“Underwriters” has the meaning set forth in the Recitals.

“Underwriting Agreement” has the meaning set forth in the Recitals.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE JUNIOR SUBORDINATED

DEBENTURES

Section 2.1 Designation, Principal Amount and Authorized Denominations. There is hereby authorized and established under the terms of the Indenture a series of the Corporation’s securities designated as the “Junior Subordinated Debentures” (the “Junior Subordinated Debentures”) limited in aggregate principal amount to no more than $500,010,000, which amount shall be as set forth in one or more written orders of the Corporation for the authentication and delivery of the Junior Subordinated Debentures pursuant to Section 3.3 of the Indenture. Junior Subordinated Debentures shall be issuable in minimum denomination of $25.00 and integral multiples thereof.

Section 2.2 Maturity Date. The maturity date (the “Maturity Date”) for the Junior Subordinated Debentures is initially September 15, 2063, but shall be automatically extended, without the consent of the holders of the Capital Securities or the Junior Subordinated Debentures, for an additional quarterly period on each of March 15, June 15, September 15 and December 15 beginning September 15, 2013 and through and including June 15, 2018, unless (i) earlier redeemed or (ii) at least 30, but no more than 60, days prior to any such extension date, the Corporation gives notice of its election to discontinue the automatic extension of the Maturity Date. If the Maturity Date is automatically extended on all extension dates, the Junior Subordinated Debentures shall mature on September 15, 2068. The principal amount of, and all accrued and unpaid interest on, the Junior Subordinated Debentures shall be payable in full on the Maturity Date, or if such day is not a Business Day, the following Business Day.

Section 2.3 Rate of Interest; Interest Payment Dates.

(a) Rate of Interest. The Junior Subordinated Debentures shall bear interest (i) at an annual rate of 8.95% from and including September 10, 2008 to but excluding September 15, 2063 (the “Fixed Rate Period”), and (ii) at an annual rate equal to the Three-Month LIBOR Rate plus 4.19%, from and including September 15, 2063 to but excluding September 15, 2068 (the “Floating Rate Period”). Interest shall accrue from September 10, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, until the principal thereof is paid or made available for payment. Interest shall be computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Fixed Rate Period and (ii) a 360-day year and the actual number of days elapsed with respect to any Floating Rate Period. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the last sentence of Section 2.3(b)), including interest deferred pursuant to Section 2.4, shall bear Additional Interest, to the extent permitted by law, compounded on each subsequent Interest Payment Date from the relevant Interest Payment Date (i) at the annual rate of 8.95% during the Fixed Rate Period; and (ii) at the prevailing Three-Month LIBOR Rate plus 4.19% during the Floating Rate Period.

(b) Interest Payment Dates. Subject to Section 2.4 hereof, interest on the Junior Subordinated Debentures during the Fixed Rate Period shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2008 to but excluding September 15, 2063 (each such date, a “Fixed Rate Interest Payment Date”). Subject to Section 2.4 hereof, interest on the Junior Subordinated Debentures during the Floating Rate Period shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2063 (each such date, a “Floating Rate Interest Payment Date,” and together with a Fixed Rate Interest Payment Date, “Interest Payment Dates”). If any Interest Payment Date scheduled on or prior to the regularly scheduled Interest Payment Date on September 15, 2063 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next Business Day without any interest or other payment in respect of the delay; provided that for any Interest Payment Date scheduled after the regularly scheduled Interest Payment Date on September 15, 2063, if that next Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day.

(c) Percentages. All percentages resulting from any calculations referred to in this Fourth Supplemental Indenture shall be rounded, if necessary, to the nearest one ten-thousandth of a percentage point, with five hundred-thousandths of a percentage point being rounded upwards (e.g., 6.87655% (or .0687655) would be rounded to 6.8766% (or .068766)), and all U.S. dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent or more being rounded upwards).

(d) To Whom Is Interest Payable. Interest shall be payable to the Person in whose name the Junior Subordinated Debentures are registered at the close of business on the Regular Record Date next preceding the relevant Interest Payment Date, except that interest payable on the Maturity Date shall be paid to the Person to whom principal is paid. The Regular Record Dates for the Junior Subordinated Debentures shall be the date 15 calendar days, whether or not a Business Day, before the relevant Interest Payment Date. Interest shall be payable at the office or agency of the Corporation maintained for such purpose in the City of New York and at any other office or agency maintained by the Corporation for such purpose; provided that at the option of the Corporation payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to such account as may have been appropriately designated by such Person. The principal of and interest on the Junior Subordinated Debentures payable on the Maturity Date shall be made against presentation of the Junior Subordinated Debentures at the office or agency of the Corporation maintained for that purpose in the City of New York.

Section 2.4 Interest Deferral.

(a) Option to Defer Interest Payments. The following provisions shall apply to the Junior Subordinated Indentures in lieu of Section 3.12 and the first paragraph of Section 10.7 of the Indenture:

(i) The Corporation shall have the right, at any time and from time to time, to defer the payment of interest on the Junior Subordinated Debentures for one or more consecutive Interest Periods that do not exceed 40 consecutive Interest Periods; provided that no Deferral Period shall extend beyond the Maturity Date or the earlier redemption in full of the Junior Subordinated Debentures. Upon termination of any Deferral Period and upon the payment of all deferred interest (including, Additional Interest thereon) then due on any Interest Payment Date, the Corporation may elect to begin a new Deferral Period pursuant to this Section 2.4.

(ii) Except as provided in Section 2.4(c), at the end of any Deferral Period, the Corporation shall pay all deferred interest on the Junior Subordinated Debentures (together with Additional Interest thereon, if any, at the rate specified for the Junior Subordinated Debentures) to the extent permitted by applicable law, to the Persons in whose names the Junior Subordinated Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) The Corporation may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.4(b).

(b) Payment of Deferred Interest. The Corporation shall not pay deferred interest (including Additional Interest thereon) on the Junior Subordinated Debentures on any Interest Payment Date during any Deferral Period prior to the Maturity Date or at any time an Event of Default has occurred and is continuing from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Corporation may pay current interest during a Deferral Period from any available funds and (ii) if the Federal Reserve disapproves of the Corporation’s sale of Qualifying APM Securities, the Corporation may pay deferred interest on the Junior Subordinated Debentures with cash from any source and if the Federal Reserve disapproves of the use of proceeds of the Corporation’s sale of Qualifying APM Securities to pay deferred interest on the Junior Subordinated Debentures, the Corporation may use the proceeds for other purposes and continue to defer interest on the Junior Subordinated Debentures. To the extent that the Corporation applies proceeds from the sale of Qualifying APM Securities to pay interest on the Junior Subordinated Debentures, such proceeds shall be allocated first to deferred payments of interest (including Additional Interest thereon) in chronological order based on the date each payment was first deferred; provided that no such proceeds shall be applied to deferred interest payments (including Additional Interest thereon) to the extent such proceeds exceed the amounts described in clauses (i) and (ii) of Section 2.6(a) until all other deferred interest payments (and Additional Interest thereon) with respect to such Deferral Period have been paid in full. The payment of interest from any other source shall be applied to current or deferred interest as directed by the Corporation and notified to the Trustee prior to the applicable Interest Payment Date. To the extent any payment allocable to any installment of interest (including Additional

Interest thereon) is insufficient to pay such installment in full, such payment shall be applied pro rata to the outstanding Junior Subordinated Debentures. If the Corporation has outstanding Parity Securities under which it is obligated to sell Qualifying APM Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Corporation from those sales and available for payment of the deferred interest and distributions shall be applied to the Junior Subordinated Debentures and those Parity Securities to the extent such net proceeds are Eligible Proceeds with respect to those Parity Securities on a pro rata basis up to the Maximum Share Number and the Common Equity Issuance Cap or Preferred Stock Issuance Cap (or comparable provisions in the instruments governing those Parity Securities) in proportion to the total amounts that are due on the Junior Subordinated Debentures and such Parity Securities, or on such other basis as the Federal Reserve may approve.

(c) Business Combination Exception. If the Corporation engages in any merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as any entirety to any other Person (a “Business Combination”), where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then Section 2.4(b) and Section 2.6 shall not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction (or, if later, at any time within 90 days following the date of consummation of such transaction). The settlement of all deferred interest, whether it occurs on an Interest Payment Date or another date, shall immediately terminate the Deferral Period. The Corporation shall establish a Special Record Date for the payment of any deferred interest pursuant to this Section 2.4(c) on a date other than an Interest Payment Date.

(d) Notice of Deferral. The Corporation shall give written notice of its election to begin or extend any Deferral Period (i) if the Property Trustee is not the sole Holder or a Holder of the Junior Subordinated Debentures, to the Holders of the Junior Subordinated Debentures and the Trustee at least one Business Day prior to the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole Holder of the Junior Subordinated Debentures, to the Property Trustee, the Delaware Trustee and the Trustee at least one Business Day prior to the earlier of (A) the next Distribution Date or (B) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record or payment date for such Distribution; provided that the Corporation is required to give the Holders of the Junior Subordinated Debentures notice of its election of such Deferral Period no more than 15 Business Days (or such other period as may be specified by the Federal Reserve) before the next Interest Payment Date.

Section 2.5 Dividend and Other Payment Stoppages.

(a) During Deferral Period. So long as any Junior Subordinated Debentures remain Outstanding, if the Corporation has given notice of its election to defer interest payments on the Junior Subordinated Debentures but the related Deferral Period has not yet commenced or a Deferral Period is continuing or there has occurred and is continuing an Event of Default with respect to the Junior Subordinated Debentures, or the Corporation is in default regarding its payment of any obligation under the Guarantee Agreement, the Corporation shall not, and shall not permit any Subsidiary to:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Corporation;

(ii) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any Parity Securities or any debt securities or guarantees of the Corporation that rank junior in interest upon liquidation to the Junior Subordinated Debentures; or

(iii) make any guarantee payments regarding any guarantee by the Corporation of the junior subordinated debentures of any Subsidiary of the Corporation if the guarantee ranks junior in interest to the Junior Subordinated Debentures;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (A) any purchase, redemption or other acquisition of shares of capital stock of the Corporation in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) a dividend reinvestment or stockholder purchase plan, or (3) the issuance of capital stock of the Corporation, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period; (B) any exchange, redemption or conversion of any class or series of the capital stock of the Corporation or of any of its Subsidiaries for any other class or series of the Corporation’s capital stock, or of any class or series of the Corporation’s indebtedness for any class or series of the Corporation’s capital stock; (C) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (D) any declaration of a dividend in connection with any stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption or purchase of rights pursuant thereto; (E) any payment by the Corporation under the Guarantee Agreement; (F) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; (G) any payment during a Deferral Period of current or deferred interest in respect of Parity Securities that is made pro rata to the amounts due on such Parity Securities and on the Junior Subordinated Debentures, provided that such payments are made in accordance with Section 2.4(b) to the extent it applies, and any payment of deferred interest on Parity Securities that, if not made, would cause the Corporation to breach the terms of the instrument governing such Parity Securities; (H) any payments of interest on Parity Securities in additional Parity Securities and any repurchase of Parity Securities in exchange for preferred stock or common stock, in each case in connection with a failed remarketing or similar event; or (I) any repayment or redemption of a security necessary to avoid a breach of the instrument governing the same. The distribution restrictions and exceptions in this Section 2.5 shall be in lieu of the distribution restrictions and exceptions in Section 3.12 of the Indenture.

(b) Additional Limitation Upon Deferral Lasting Over One Year. If any Deferral Period lasts longer than one year, neither the Corporation nor any Subsidiary of the Corporation shall repurchase or acquire any securities ranking junior to or pari passu with any Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on the Junior Subordinated Debentures has been paid, subject to the exceptions listed in clauses (A) through (I) of the proviso to Section 2.5(a); provided, however, if the Corporation is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then the limitation set forth in this Section 2.5(b) shall not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or, if later, at any time within 90 calendar days following the date of the consummation of such Business Combination).

Section 2.6 Alternative Payment Mechanism. (a) Immediately following any APM Commencement Date and until the termination of the related Deferral Period, the Corporation shall, unless after notice to the Federal Reserve and except to the extent that the Federal Reserve shall have disapproved, issue Qualifying APM Securities until the Corporation has raised an amount of Eligible Proceeds at least equal to the aggregate and unpaid amount of deferred interest on the Junior Subordinated Debentures (including Additional Interest thereon) and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest (including Additional Interest thereon) in accordance with Section 2.4(b); provided that:

(i) the foregoing obligations shall not apply during the first 20 consecutive Interest Periods of any Deferral Period (including Additional Interest thereon), to the extent the net proceeds of any issuance of Common Stock (or, if the Corporation has amended the definition of Qualifying APM Securities to eliminate Common Stock, Qualifying Warrants) applied during such Deferral Period to pay interest on the Junior Subordinated Debentures pursuant to this Section 2.6, together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Corporation’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap shall cease to apply after the fifth anniversary of the commencement of any Deferral Period, at which point the Corporation must pay any deferred interest, to the extent not disapproved of by the Federal Reserve after notice, regardless of the time at which it was deferred, using the Alternative Payment Mechanism, subject to any Market Disruption Event, the Maximum Share Number and the Preferred Stock Issuance Cap; and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Corporation subsequently repays all deferred interest, the Common Equity Issuance Cap shall cease to apply at the termination of such Deferral Period and shall not apply again unless and until the Corporation starts a new Deferral Period;

(ii) the foregoing obligations shall not apply, and the Corporation shall not be permitted to issue Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock, to the extent that the net proceeds of any issuance of Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock applied to pay interest on the Junior Subordinated Debentures pursuant to this Section 2.6, together with the net proceeds of all prior issuances of Qualifying Preferred Stock and still outstanding Mandatorily Convertible Preferred Stock applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the Junior Subordinated Debentures issued under the Indenture (the “Preferred Stock Issuance Cap”);

(iii) the foregoing obligations shall not apply in respect of any Interest Payment Date if the Corporation shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent it is the Holder of the Junior Subordinated Debentures) no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (A) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (B) either (1) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (2) the Market Disruption Event continued for only part of such period but the Corporation was unable to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered;

(iv) to the extent that the Corporation has raised some but not all Eligible Proceeds necessary to pay all deferred interest (including Additional Interest thereon) on any Interest Payment Date pursuant to this Section 2.6 and subject to the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, such Eligible Proceeds shall be applied in accordance with Section 2.4(b);

(v) the Corporation is not obligated to sell shares of Common Stock, Qualifying Warrants or Mandatorily Convertible Preferred Stock such that the Common Stock to be issued (or which would be issuable upon exercise or conversion thereof) shall be in an amount in excess of 30 million shares of Common Stock (such number, as it may be adjusted from time to time, the “Maximum Share Number”) for purposes of paying deferred interest on the Junior Subordinated Debentures; provided that if the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Maximum Share Number shall be correspondingly adjusted; and provided, further, that the Corporation may, at its sole discretion and without the consent of the Holders of the Junior Subordinated Debentures, increase the Maximum Share Number (including through the increase of the Corporation’s authorized share capital, if necessary) if the Corporation determines that such increase is necessary to allow it to issue sufficient shares of Common Stock to pay deferred interest on the Junior Subordinated Debentures; and

(vi) so long as the definition of Qualifying APM Securities has not been amended to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Corporation’s sole discretion, and the Corporation shall not be obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Junior Subordinated Debentures, and no class of investors in the Corporation’s securities, or any other party, may require the Corporation to issue Qualifying Warrants.

(i) For the avoidance of doubt, once the Corporation reaches the Common Equity Issuance Cap for a Deferral Period, the Corporation shall not be required to issue more Common Stock (or, if the Corporation has amended the definition of Qualifying APM Securities to eliminate Common Stock, Qualifying Warrants) during the first 20 consecutive Interest Periods of such Deferral Period (including Additional Interest thereon) pursuant to this Section 2.6(a) even if the amount referred to in this Section 2.6(a)(i) subsequently increases because of a subsequent increase in the Current Stock Market Price of the Common Stock or the number of outstanding shares of Common Stock. The Corporation shall not be excused from its obligations under this Section 2.6(a) if it determines not to pursue or complete the sale of Qualifying APM Securities due to pricing, dividend rate or dilution considerations.

(b) Qualifying APM Securities Definition Change. The Corporation shall send written notice to the Trustee (which notice the Trustee shall promptly forward upon receipt to the Administrative Trustees, who shall forward such notice to each holder of record of Capital Securities) prior to the effective date of any change in the definition of Qualifying APM Securities to eliminate Common Stock or Qualifying Warrants.

Section 2.7 Redemption of the Junior Subordinated Indentures.

(a) Redemption. Section 11.7 of the Indenture shall not apply to the Junior Subordinated Debentures. The Junior Subordinated Debentures shall be redeemable at the option of the Corporation (i) in whole or in part at any time on or after September 15, 2013 at a Redemption Price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the Redemption Date, (ii) in whole but not in part after the occurrence of a Rating Agency Event prior to September 15, 2013 at a Redemption Price equal to the greater of (A) 100% of their principal amount and (B) the Make-Whole Redemption Price, plus, in either case, accrued and unpaid interest to the Redemption Date, and (iii) in whole but not in part after the occurrence of a Tax Event, Capital Treatment Event or Investment Company Event prior to September 15, 2013 at a Redemption Price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date.

(b) No Sinking Fund. The Junior Subordinated Debentures are not entitled to any sinking fund payments or similar provisions.

Section 2.8 Events of Default.

(a) Paragraphs (1) through (6) of Section 5.1 of the Indenture shall not apply to the Junior Subordinated Debentures, the occurrence of an event described therein shall not be an Event of Default with respect to the Junior Subordinated Debentures, and such paragraphs are replaced with the following subparagraphs (i) through (iv), the occurrence of any of which shall be an Event of Default with respect to the Junior Subordinated Debentures:

(i) the default in the payment of interest, including Additional Interest, in full on the Junior Subordinated Debentures for a period of 30 days after the conclusion of 40 consecutive quarterly Interest Periods following the commencement of any Deferral Period;

(ii) the default in the payment of principal of the Junior Subordinated debentures when due whether on the Maturity Date, upon redemption or otherwise;

(iii) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(iv) the institution by the Corporation of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Corporation in furtherance of any such action;

(v) a receiver is appointed for a Major Subsidiary Depository Institution under the Federal Deposit Insurance Act or other applicable law.

(b) If an Event of Default as described in Section 2.8(a)(i) occurs and is continuing, then and in each such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Junior Subordinated Debentures may declare the principal amount, and accrued interest (including Additional Interest), of all the Junior Subordinated Debentures to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by Holders); provided that if, upon such an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Junior Subordinated Debentures fail to declare the entire principal amount and all accrued but unpaid interest of all the Junior Subordinated Debentures to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Corporation and the Trustee; and upon any such declaration such principal amount of and the accrued but unpaid interest (including any Additional Interest) on all the Junior Subordinated Debentures shall become immediately due and payable; and provided, further, that the payment of principal and interest (including any Additional Interest) on such Junior Subordinated Debentures shall remain subordinated to the extent provided in Article XIII of the Indenture. If such a declaration occurs, the Holders of a majority in aggregate principal amount of the Outstanding Junior Subordinated Debentures can, in accordance with Section 5.2 of the Indenture, rescind the declaration; provided that if the Holders of the Junior Subordinated Debentures do not rescind such declaration and the Junior Subordinated Indentures are held by the Trust or the Property Trustee, the holders of at least a majority in aggregate Liquidation Amount of the Capital Securities shall have such right. In the case of any other Event of Default, there shall be no right to declare the principal amount of the Junior Subordinated Debentures immediately due and payable.

(c) The Junior Subordinated Debentures shall not have the benefits of Section 5.3 of the Indenture.

(d) So long as any Junior Subordinated Debentures are held by or on behalf of the Trust, the Trustee shall provide to the holders of the Capital Securities such notices as it shall from time to time provide under Section 6.2 of the Indenture. In addition, the Trustee shall provide to the holders of the Capital Securities notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Junior Subordinated Debentures within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.

(e) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the Junior Subordinated Debentures or the holders of the Capital Securities under the Indenture, no breach by the Corporation of any covenant or obligation under the Indenture or the terms of the Junior Subordinated Debentures shall be an Event of Default with respect to the Junior Subordinated Debentures other than those specified as Events of Default in Section 2.8(a).

(f) The Corporation shall not enter into any supplemental indenture with the Trustee to add any additional event of default with respect to the Junior Subordinated Debentures to the definition of Event of Default without the consent of the Holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures.

Section 2.9 Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the Junior Subordinated Debentures, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of such Junior

Subordinated Debentures, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to Section 2.4(a) (including Additional Interest thereon) that has not been paid pursuant to Sections 2.4(b) and 2.6 to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid (including Additional Interest thereon) and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of the Qualifying Preferred Stock that the Corporation has applied to pay such Deferred Interest pursuant to Section 2.6. Each Holder, by such Holder’s acceptance of the Junior Subordinated Debentures, agrees that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount such Holder receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of the Qualifying Preferred Stock.

Section 2.10 Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Capital Securities.

Section 5.8 of the Indenture shall not apply to the Junior Subordinated Debentures.

Notwithstanding any other provision in the Indenture, each Holder of the Junior Subordinated Debentures shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 3.8 of the Indenture) interest (including any Additional Interest) on the Junior Subordinated Debentures on the Maturity Date (or, in the case of redemption or repayment, on the Redemption Date or the Repayment Date, as the case may be) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. So long as any Junior Subordinated Debentures are held by or on behalf of the Trust, any holder of the Capital Securities issued by the Trust shall have the right, upon the occurrence of an Event of Default described in Section 2.8(a)(i) or (ii), to institute a suit directly against the Corporation for enforcement of payment to such Holder of principal of (premium, if any) and (subject to Section 3.8 of the Indenture) interest (including any Additional Interest) on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of such Capital Securities.

Section 2.11 Registrar, Paying Agent, Authenticating Agent and Place of Payment. (a) The Corporation hereby appoints U.S. Bank National Association as Security Registrar, Authenticating Agent and Paying Agent with respect to the Junior Subordinated Debentures. The Junior Subordinated Debentures may be surrendered for registration of transfer and for exchange at the office or agency of the Corporation maintained for such purpose in the City of New York and at any other office or agency maintained by the Corporation for such purpose. The Place of Payment for the Junior Subordinated Debentures shall be the Security Registrar’s office in the City of New York.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

ARTICLE III

FORM OF JUNIOR SUBORDINATED DEBENTURES

The Junior Subordinated Debentures and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms set forth on Annex A hereto.

ARTICLE IV

SUBORDINATION

Section 4.1 Senior Debt. The subordination provisions of Article XIII of the Indenture shall apply to the Junior Subordinated Debentures, except that for the purposes of the Junior Subordinated Debentures (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), “Senior Debt” or “Senior Indebtedness” as defined in the Indenture shall mean:

(i) any of the Company’s indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments, including any debt securities, which term includes junior subordinated debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with the Corporation that is, directly or indirectly, the Corporation’s financing vehicle in connection with the issuance by such entity of capital securities or other similar securities except to the extent, in the case of any such securities or guarantees issued after the date of this Fourth Supplemental Indenture, the instrument creating those obligations provides that they are not superior in right of payment to the Junior Subordinated Debentures;

(ii) the Company’s obligations under letters of credit;

(iii) any of the Company’s indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;

(iv) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described in clauses (i), (ii) and (iii) above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, in each case, whether outstanding on the date of execution of this Indenture or thereafter incurred, other than Parity Securities (including without limitation the pari passu securities set forth in the next succeeding paragraph) or ranking junior to the Junior Subordinated Debentures.

For purposes of the Junior Subordinated Debentures, Senior Debt shall exclude trade accounts payable and accrued liabilities arising in the ordinary course of business. The Junior Subordinated Debentures shall rank pari passu with the Corporation’s Fixed to Floating Rate Junior Subordinated Debentures due 2077 held by BB&T Capital Trust IV and the Corporation’s guarantee of the capital securities issued by BB&T Capital Trust IV.

Section 4.2 Compliance with Federal Reserve Rules. The Corporation shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Junior Subordinated Debentures (if then subject to Article XIII of the Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve.

ARTICLE V

MISCELLANEOUS

Section 5.1 Effectiveness. This Fourth Supplemental Indenture shall become effective upon its execution and delivery.

Section 5.2 Successors and Assigns. All covenants and agreements in the Indenture, as supplemented and amended by this Fourth Supplemental Indenture, by the Corporation shall bind its successors and assigns, whether so expressed or not.

Section 5.3 Further Assurances. The Corporation shall, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Fourth Supplemental Indenture.

Section 5.4 Benefit of Fourth Supplemental Indenture. Nothing in this Fourth Supplemental Indenture or the Junior Subordinated Debentures, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent, the Holders and any holder of the Capital Securities, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

Section 5.5 Modification of this Fourth Supplemental Indenture. Notwithstanding any other provision in the Indenture or this Fourth Supplemental Indenture to the contrary, the Corporation and the Trustee, without the consent of any Holder of the Junior Subordinated Debentures, may enter into a supplemental indenture for the purpose of conforming the terms of the Indenture and/or this Fourth Supplemental Indenture and the Junior Subordinated Debentures to the description of the Junior Subordinated Debentures contained in the Prospectus, dated July 25, 2008, as supplemented by the Prospectus Supplement, dated September 3, 2008, relating to the Capital Securities. No modification or amendment to the Indenture shall be effective against any Holder without its consent that would reduce the requirements contained in the Indenture for quorum or voting, or make any change to the subordination of the Junior Subordinated Debentures in a manner adverse to the Holders.

Section 5.6 Effect of Recitals. The Recitals contained herein and in the Junior Subordinated Debentures, except the Trustee’s certificates of authentication, shall be taken as the statements of the Corporation, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or of the Junior Subordinated Debentures. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Corporation of the Junior Subordinated Debentures or the proceeds thereof.

Section 5.7 Ratification of Indenture. The Indenture as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 5.8 Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 5.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE JUNIOR SUBORDINATED DEBENTURES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10 Severability. In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Junior Subordinated Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of the Junior Subordinated Debentures, but this Fourth Supplemental Indenture and the Junior Subordinated Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 5.11 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed by their authorized respective officers as of the day and year first above written.

BB&T CORPORATION

By:	/s/ Christopher L. Henson
Name: Christopher L. Henson
Title: Senior Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sam Soltani
Name: Sam Soltani
Title: Officer

ANNEX A

Form of Junior Subordinated Debenture

The following legend applies if this Security is a Global Security:

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security is not a deposit or other obligation of a depository institution and is not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

BB&T CORPORATION

Junior Subordinated Debenture

Registration Number: [ ]	Principal Amount: [ ]

BB&T CORPORATION, a corporation organized and existing under the laws of North Carolina (hereinafter called the “Corporation”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [•], or registered assigns, the principal sum of [•] ($[•]) and all accrued and unpaid interest thereof on the maturity date (the “Maturity Date”). The Maturity Date shall initially be September 15, 2063, but shall be automatically extended, without the consent of the holders of the Capital Securities or the Junior Subordinated Debentures, for an additional quarterly period on each of March 15, June 15, September 15 and December 15 beginning September 15, 2013 and through and including June 15, 2018, unless (i) earlier redeemed or (ii) at least 30, but no more than 60, days prior to any such extension date, the Corporation gives notice of its election to discontinue the automatic extension of the Maturity Date. If the Maturity Date is automatically extended on all extension dates, the Junior Subordinated Debentures shall mature on September 15, 2068. The principal amount of, and all accrued and unpaid interest on, the Junior Subordinated Debentures shall be payable in full on the Maturity Date, or if such day is not a Business Day, the following Business Day. The Corporation further promises to pay interest on said principal sum from and including September 10, 2008, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment.

From and including September 10, 2008 to but excluding September 15, 2063 (the “Fixed Rate Period”), interest shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2008 to but excluding September 15, 2063, at an annual rate of 8.95%. From and including September 15, 2063 to but excluding September 15, 2068 (the “Floating Rate Period”), interest shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2063, at an annual rate equal to the Three-Month LIBOR Rate plus 4.19%. During the Fixed Rate Period, interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. During the Floating Rate Period, interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

If any Interest Payment Date scheduled on or prior to the regularly scheduled Interest Payment Date on September 15, 2063 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next Business Day without any interest or other payment in respect of the delay; provided however, that for any Interest Payment Date scheduled after the regularly scheduled Interest Payment Date on September 15, 2063, if that next Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the last sentence of Section 2.3(b) of the Fourth Supplemental Indenture), including interest deferred pursuant to Section 2.4 of the Fourth Supplemental Indenture, shall bear Additional Interest, to the extent permitted by law, at the then applicable rate described in this paragraph from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment. Any such interest installment not so punctually paid or duly provided for (other than interest deferred in accordance with the next paragraph) shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days before such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Corporation has the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods that do not exceed 40 consecutive Interest Periods; provided, however, that no Deferral Period shall extend beyond the Maturity Date or the earlier redemption of the Securities. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Corporation may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.4 of the Fourth Supplemental Indenture, no interest shall be due and payable during a Deferral Period except at the end thereof. So long as any Securities remain outstanding, if the Corporation has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Corporation shall not, and shall not permit any Subsidiary of the Corporation to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of the Corporation’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Parity Securities or any debt securities or guarantees of the Corporation that rank junior in interest upon liquidation of the Junior Subordinated Debentures or (iii) make any guarantee payments regarding any guarantee by the Corporation of the Junior Subordinated Debentures of any Subsidiary of the Corporation if the guarantee ranks junior in interest to the Junior Subordinated Debentures (other than (A) any purchase, redemption or other acquisition of shares of capital stock of the Corporation in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) a dividend reinvestment or stockholder purchase plan, or (3) the issuance of capital stock of the Corporation, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period; (B) any exchange, redemption or conversion of any class or series of the capital stock of the Corporation or of any of its Subsidiaries for any other class or series of the Corporation’s capital stock, or of any class or series of the Corporation’s indebtedness for any class or series of the Corporation’s capital stock; (C) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (D) any declaration of a dividend in connection with a stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption or purchase of rights pursuant thereto; (E) any payment by the Corporation under the Guarantee Agreement; (F) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; (G) any payment during a Deferral Period of current or deferred interest in respect of Parity Securities that is made pro rata to the amounts due on such Parity Securities and on the Junior Subordinated Debentures, provided that such payments are made in accordance with Section 2.4(b) to the extent it applies, and any payment of deferred interest on Parity Securities that, if not made, would cause the Corporation to breach the terms of the instrument governing such Parity Securities; (H) any payments of interest on Parity Securities in additional Parity Securities and any repurchase of Parity Securities in exchange for preferred stock or common stock, in each case in connection with a failed remarketing or similar event; or (I) any repayment or redemption of a security necessary to avoid a breach of the instrument governing the same.) In addition, if any Deferral Period lasts longer than one year, the Corporation and its Subsidiaries shall not repurchase or acquire any securities ranking junior to or pari passu with any of its Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on this Security has been paid, subject to the exceptions listed above.

The Corporation shall give written notice of its election to begin or extend any Deferral Period, (i) if the Property Trustee is not the sole Holder or a Holder of the Securities, to the Holders of the Securities and the Trustee at least one Business Day prior to the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole Holder of the Securities, to the Property Trustee, the Delaware Trustee and the Trustee at least one Business Day prior to the earlier of (A) the next Distribution Date or (B) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record or payment date for such Distribution; provided that the Corporation is required to give the Holders of the Securities notice of its election of such Deferral Period no more than 15 Business Days (or such other period as may be specified by the Federal Reserve) before the next Interest Payment Date.

Payment of the principal of and interest on this Security shall be made at the office or agency of the Corporation maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than 10 days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (i) agrees to and shall be bound by such provisions, (ii) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (iii) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed under its corporate seal.

BB&T CORPORATION

By:
Name:
Title:

Attest:

(Assistant Secretary)

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-
mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:	, 2008

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of August 18, 2005 (herein called the “Base Indenture”), between the Corporation and U.S. Bank National Association, as Trustee (herein called the “Trustee”), as amended and supplemented by the fourth supplemental indenture thereto, dated as of September 10, 2008 (herein called the “Fourth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), between the Corporation and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Corporation and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $500,010,000.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of September 10, 2008 (as modified, amended or supplemented from time to time, the “Trust Agreement”), relating to BB&T Capital Trust V (the “Issuer Trust”), among BB&T Corporation, as Depositor, the Trustees named therein and the holders from time to time of the Trust Securities issued pursuant thereto, shall have the meanings assigned to the in the Indenture or the Trust Agreement, as the case may be.

The Corporation may, at its option, and subject to the terms and conditions of the Fourth Supplemental Indenture and Article XI of the Base Indenture, redeem this Security (i) in whole or in part at any time on or after September 15, 2013 at a Redemption Price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the Redemption Date, (ii) in whole but not in part after the occurrence of a Rating Agency Event prior to September 15, 2013 at a Redemption Price equal to the greater of (A) 100% of their principal amount and (B) the Make-Whole Redemption Price, plus, in either case, accrued and unpaid interest to the Redemption Date, and (iii) in whole but not in part after the occurrence of a Tax Event, Capital Treatment Event or Investment Company Event prior to September 15, 2013 at a Redemption Price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

No sinking fund is provided for the Securities.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Corporation with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Corporation and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Corporation and of the Holders of the Securities, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture, acting together. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default as described in Section 2.8(a)(i) of the Fourth Supplemental Indenture with respect to the Securities at the time Outstanding occurs and is continuing, then and in each such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount, and accrued interest (including Additional Interest), of all the Securities to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by Holders); provided that if, upon such an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fail to declare the entire principal amount and all accrued but unpaid interest of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Corporation and the Trustee; and upon any such declaration such principal amount of and the accrued but unpaid interest (including any Additional Interest) on all the Securities of this series shall become immediately due and payable; and provided, further, that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Base Indenture.

So long as any Securities are held by or on behalf of BB&T Capital Trust V, any holder of the Capital Securities issued by BB&T Capital Trust V shall have the right, upon the occurrence of an Event of Default described in Section 2.8(a)(i) or (ii) of the Fourth Supplemental Indenture, to institute a suit directly against the Corporation for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 3.8 of the Base Indenture) interest (including any Additional Interest) on the Securities having a principal amount equal to the aggregate Liquidation Amount (as defined in the Trust Agreement) of such Capital Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and interest (including any Additional Interest) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Each Holder, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to the Fourth Supplemental Indenture (including Additional Interest thereon) that has not been paid out of the proceeds of the issuance of certain securities in accordance with the Fourth Supplemental Indenture to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid (including Additional Interest thereon) and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of the Qualifying Preferred Stock that the Corporation has applied to pay such Deferred Interest pursuant to Section 2.6 of the Fourth Supplemental Indenture. Each Holder, by such Holder’s acceptance hereof, agrees that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount such Holder receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of the Qualifying Preferred Stock.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation maintained under Section 10.2 of the Base Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Securities Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series, of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $25.00 and any integral multiple of $25.00 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

The Corporation and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness of the Corporation.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This is one of the Securities referred to in the within mentioned Indenture.